PRESS RELEASE

Attention Business/Financial Editors:

NOVAMERICAN REPORTS 36th CONSECUTIVE PROFITABLE QUARTER

MONTREAL, January 9, 2007 - Novamerican Steel Inc. (NASDAQ: TONS) announced today its financial results for the fourth quarter and for the fiscal year ended November 25, 2006. (All amounts are in U.S. dollars).

SUMMARY OF FINANCIAL HIGHLIGHTS
(in thousands of U.S. dollars, except per share and tons data)

	QUARTER ENDED
	November 25, 2006	November 26, 2005	Change

Net sales	$204,588	$219,211	($14,623)
Gross margin	22.0%	23.0%	-1.0%
Net income	$11,917	$13,908	($1,991)
Basic income per share	$1.14	$1.37	($0.23)
Diluted income per share	$1.14	$1.35	($0.21)

Tons sold	206,855	269,494	(62,639)
Tons processed	195,511	271,999	(76,488)
	402,366	541,493	(139,127)

	YEAR ENDED
	November 25, 2006	November 26, 2005	Change

Net sales	$840,798	$834,689	$6,109
Gross margin	22.0%	20.4%	1.6%
Net income	$44,298	$36,938	$7,360
Basic income per share	$4.26	$3.70	$0.56
Diluted income per share	$4.25	$3.58	$0.67

Tons sold	887,085	924,720	(37,635)
Tons processed	862,002	1,008,831	(146,829)
	1,749,087	1,933,551	(184,464)

FOURTH QUARTER AND YEAR END RESULTS

The Company achieved its 36th consecutive profitable quarter.

Net income for the year ended November 25, 2006 increased by $7.4 million, or 19.9%, to $44.3 million, or $4.26 ($4.25 after dilution) per share, versus $36.9 million, or $3.70 per share ($3.58 after dilution), for the year 2005.

Net income for the fourth quarter decreased by $2.0 million, or 14.3%, to $11.9 million, or $1.14 per share ($1.14 after dilution), versus $13.9 million, or $1.37 per share ($1.35 after dilution), for the same period in 2005.

Sales for the year ended November 25, 2006 increased by $6.1 million, or 0.7%, to $840.8 million from $834.7 million for the same period in 2005.

Sales for the fourth quarter decreased by $14.6 million, or 6.7%, to $204.6 million from $219.2 million for the same period in 2005.

Tons sold and processed for the year ended November 25, 2006 decreased by 184,464 tons, or 9.5%, to 1,749,087 tons from 1,933,551 tons, compared with the same period in 2005.

Tons sold and processed in the fourth quarter of 2006 decreased by 139,127 tons, or 25.7%, to 402,366 tons from 541,493 tons in the fourth quarter of 2005.

The gross margin for the year ended November 25, 2006 increased to 22.0% from 20.4% for the same period in 2005.

The gross margin for the fourth quarter 2006 decreased to 22.0% from 23.0% in the fourth quarter in 2005.

OPERATIONS

Despite the inventory correction that plagued the North American steel industry in late 2006, the Company managed a successful conclusion to its year by achieving good results in its fiscal fourth quarter. The Company was also successful during the fourth quarter in reducing inventory to levels more in balance with year end demand. The Company closed the year with a strong balance sheet and is in a sound financial position for growth opportunities.

OUTLOOK

The decline in steel prices, resulting from weakened demand and an oversupply of steel in the fourth quarter, appears to be over. Import offerings for first and second quarter delivery are limited and the domestic steel mills appear committed to price stability early in 2007.

Management remains cautiously optimistic for a good start to fiscal 2007. The Company’s fiscal first quarter appears poised for a slight increase in demand relative to the fourth quarter as warmer weather in the Northeast and inventory replenishment have combined for better than expected shipments early in the new year. Steel consuming industries such as industrial and commercial construction, energy, heavy equipment, railcar and infrastructure spending are forecasting stable demand in 2007 as the year begins.

DESCRIPTION

Novamerican Steel Inc., based in Montreal, Canada with twelve operating locations in Canada and eleven operating locations in the United States, processes and distributes carbon steel, stainless steel and aluminum products, including carbon steel tubing for structural and automotive markets.

FORWARD-LOOKING (SAFE HARBOUR) STATEMENTS

Except for historical information contained herein, the matters set forth in this press release are forward-looking statements that involve risks and uncertainties including, but not limited to, product demand, competition, regulatory approvals, the effect of economic conditions and technological difficulties and other risks detailed in the Company’s filings with the U.S. Securities and Exchange Commission.

CONTACTS

For further information: Lawrence P. Cannon, CA, Vice President and Chief Financial Officer, Novamerican Steel Inc. (514) 368-6455. Visit us at www.novamerican.com.

Conference call: Tuesday January 9, 2007 at 4:30 pm.
                     Dial-in number: 1-800-525-6384

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements

CONSOLIDATED STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME
(in accordance with U.S. GAAP, in thousands of U.S. dollars, except per share and tons data)

	Three months ended		Years ended
	November 25,	November 26,	November 25,	November 26,
	2006	2005	2006	2005
	$	$	$	$
Net sales	204,588	219,211	840,798	834,689
Cost of sales	159,641	168,822	655,659	664,134
Gross margin	44,947	50,389	185,139	170,555

Operating expenses
Plant	10,910	10,865	45,233	43,210
Delivery	5,746	6,656	25,586	23,371
Selling	3,310	3,497	13,886	13,562
Administrative and general	6,200	7,972	31,034	30,326
	26,166	28,990	115,739	110,469
Operating income	18,781	21,399	69,400	60,086

Interest expense	262	489	1,139	3,892
Share in income of a joint venture	(122)	(331)	(743)	(720)
	140	158	396	3,172
Income before income taxes	18,641	21,241	69,004	56,914
Income taxes	6,724	7,333	24,706	19,976
Net income	11,917	13,908	44,298	36,938

Net income per share
Basic	1.14	1.37	4.26	3.70
Diluted	1.14	1.35	4.25	3.58

Weighted average number of shares outstanding	10,450,000	10,156,226	10,391,891	9,993,337

Comprehensive income
Net income	11,917	13,908	44,298	36,938
Changes in cumulative translation adjustment	(6,148)	2,659	3,134	3,736
Change in fair value of interest rate swap, net of deferred income taxes	-	135	42	395
	5,769	16,702	47,474	41,069

Tons sold	206,855	269,494	887,085	924,720
Tons processed	195,511	271,999	862,002	1,008,831
	402,366	541,493	1,749,087	1,933,551

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements

CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
(in accordance with U.S. GAAP, in thousands of U.S. dollars, except share data)
				Accumulated
				Other	Total
	Common Shares		Retained	Comprehensive	Shareholders'
	Number	Amount	Earnings	Income	Equity
		$	$	$	$
Balance at November 26, 2005	10,156,226	34,791	221,720	20,448	276,959
Options exercised	293,774	4,113			4,113
Net income			44,298		44,298
Changes in cumulative translation adjustment				3,134	3,134
Change in fair value of interest rate swap, net of deferred income taxes	-	-	-	42	42
Balance at November 25, 2006	10,450,000	38,904	266,018	23,624	328,546

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements

CONSOLIDATED STATEMENT OF CASH FLOWS
(in accordance with U.S. GAAP, in thousands of U.S. dollars)
	Three months ended			Years ended
	November 25,	November 26,	November 25,	November 26,
	2006	2005	2006	2005
	$	$	$	$
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	11,917	13,908	44,298	36,938
Adjustments to reconcile net income to net cash from operating activities
Depreciation and amortization	2,805	2,571	10,697	9,936
Share in income of a joint venture	(122)	(330)	(743)	(720)
Deferred income taxes	242	69	(795)	(359)
Gain on disposal of property, plant and equipment	(998)	(93)	(995)	(69)
Changes in working capital items
Accounts receivable	2,399	(12,404)	14,298	4,339
Income taxes receivable	-	2,038	2,858	(2,666)
Inventories	13,682	7,789	(34,234)	46,181
Prepaid expenses and other	1,644	663	377	(611)
Accounts payable and accrued liabilities	(21,175)	20,910	(21,097)	(4,744)
Income taxes payable	281	32	696	(18,648)
Net cash from operating activities	10,675	35,153	15,360	69,577
CASH FLOWS FROM INVESTING ACTIVITIES
Repayment of loan to a Corporation	40	-	17,621	-
Loan to a Corporation	(37,885)	(16,443)	(37,885)	(16,443)
Acquisition of minority interest	-	-	-	(205)
Distribution from a joint venture	868	846	1,132	846
Additions to property, plant and equipment	(15,335)	(1,800)	(22,581)	(5,359)
Proceeds from disposal of property, plant and equipment	10,861	188	10,877	514
Other assets	(8)	(255)	(67)	(255)
Net cash used for investing activities	(41,459)	(17,464)	(30,903)	(20,902)
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in bank indebtedness	(141)	2,122	(2,236)	(802)
Issue of common shares	-	-	4,113	5,182
Advance due to an employee	-	(7)	-	(730)
Proceeds from long-term debt	-	(2,223)	-	-
Repayment of long-term debt	(995)	(1,737)	(3,670)	(16,756)
Net cash used for financing activities	(1,136)	(1,845)	(1,793)	(13,106)

Effect of exchange rate changes on cash and cash equivalents	(1,413)	390	547	774
Net increase (decrease) in cash and cash equivalents	(33,333)	16,234	(16,789)	36,343
Cash and cash equivalents, beginning of period	64,349	31,571	47,805	11,462
Cash and cash equivalents, end of period	31,016	47,805	31,016	47,805

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid	842	734	2,444	4,053
Income taxes paid	7,496	5,630	24,738	40,259

Novamerican Steel Inc. and Subsidiaries - Consolidated Financial Statements

CONSOLIDATED BALANCE SHEETS
(in accordance with U.S. GAAP, in thousands of U.S. dollars)
	November 25,	November 26,
	2006	2005

	$	$
ASSETS
Current assets
Cash and cash equivalents	31,016	47,805
Trade accounts receivable, net	109,609	121,626
Loan receivables	37,670	17,132
Income taxes receivable	-	2,778
Inventories	163,060	127,316
Prepaid expenses and other	2,096	2,736
Deferred income taxes	1,957	1,815
	345,408	321,208
Investment in a joint venture	1,748	2,137
Property, plant and equipment	106,309	102,794
Goodwill	12,994	12,994
Deferred income taxes	2,260	1,767
Other assets	328	683
	469,047	441,583

LIABILITIES
Current liabilities
Current portion of long-term debt	38,642	3,078
Bank indebtedness	513	2,676
Trade accounts payable and accrued liabilities	79,302	97,750
Trade accounts payable to a company controlled by a director	677	873
Trade accounts payable to a joint venture	592	977
Advances due to related parties	192	113
Income taxes payable	1,703	998
Deferred income taxes	290	338
	121,911	106,803
Long-term debt	2,645	41,782
Fair value of interest rate swap	-	71
Deferred income taxes	15,945	15,968
	140,501	164,624

SHAREHOLDERS' EQUITY
Preferred shares, no par value: Unlimited number of shares authorized; none issued or outstanding
Common shares, no par value: Unlimited number of shares authorized; issued and outstanding shares: 10,450,000 in 2006 and 10,156,226 in 2005	38,904	34,791
Retained earnings	266,018	221,720
Accumulated other comprehensive income	23,624	20,448
	328,546	276,959
	469,047	441,583